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                                                                   Exhibit 99.9

April 24, 2007

RiverSource Life Insurance Company (previously IDS Life Insurance Company) 70100 Ameriprise Financial Center
Minneapolis, MN 55474

RE:       Registration Statement on Form N-4
          Post-Effective Amendment No. 18
          File No. 33-47302/811-3217

Ladies and Gentlemen:

I am familiar with the establishment of the RiverSource Account F (previously IDS Life Accounts F, G, H, IZ, JZ, KZ, LZ, MZ, N, PZ, QZ, RZ, SZ and TZ) ("Account"), which is a separate account of RiverSource Life Insurance Company (previously IDS Life Insurance Company) ("Company") established by the Company's Board of Directors according to applicable insurance law. I also am familiar with the above-referenced Registration Statement filed by the Company on behalf of the Account with the Securities and Exchange Commission.

I have made such examination of law and examined such documents and records as in my judgment are necessary and appropriate to enable me to give the following opinion:

1. The Company is duly incorporated, validly existing and in good standing under applicable state law and is duly licensed or qualified to do business in each jurisdiction where it transacts business. The Company has all corporate powers required to carry on its business and to issue the contracts.

2. The Account is a validly created and existing separate account of the Company and is duly authorized to issue the securities registered.

3. The contracts issued by the Company, when offered and sold in accordance with the prospectus contained in the Registration Statement and in compliance with applicable law, will be legally issued and represent binding obligations of the Company in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,


/s/ Rodney J. Vessels
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    Rodney J. Vessels
    Assistant General Counsel